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                                                                 EXHIBIT M(I)(4)

                                    FORM OF

                              AMENDED AND RESTATED

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

                               FOR CLASS B SHARES

                              OF ECLIPSE FUNDS INC.

         WHEREAS, Eclipse Funds Inc. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, shares of common stock of the Company currently are divided into a number of separate series (each individually, a "Fund," and collectively, the "Funds") as set forth in Schedule A, as amended from time to time; and

         WHEREAS, the Board of Directors of the Company has determined that there is a reasonable likelihood that the adoption of this Plan of Distribution pursuant to Rule 12b-1 under the Act (this "Plan") will benefit the Company, each Fund, and each Fund's shareholders; and

                  WHEREAS, the Company and NYLIFE Distributors LLC ("NYLIFE Distributors") have entered into a Distribution Agreement, dated January 1, 1994 and as revised from time to time, pursuant to which NYLIFE Distributors serves as distributor during the continuous offering of the securities of which the Company is the issuer, including Class B shares of the Funds.

         NOW, THEREFORE, the Company hereby adopts on behalf of each Fund, and NYLIFE Distributors hereby agrees to the terms of, this Plan, in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

1. Each Fund shall pay to NYLIFE Distributors, as the distributor of securities of which the Fund is the issuer, a fee for distribution of Class B shares at the annual rate of 0.75% of the Fund's average daily net assets of the Fund's Class B shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Company's Board of Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. ("NASD"). If this Plan is terminated, the Fund will owe no payments to NYLIFE Distributors other than any portion of the distribution fee accrued through the effective date of termination but then unpaid.

2. The amount set forth in paragraph 1 of this Plan shall be paid for NYLIFE Distributors' services as distributor of the Class B shares of each Fund in connection with any activities or expenses primarily intended to result in the sale of Class B shares of the Fund, including, but not limited to: compensation to registered representatives or other employees of NYLIFE Distributors and its affiliates, including NYLIFE Securities Inc., and to other broker-dealers that have entered into a Soliciting Dealer Agreement with NYLIFE Distributors, compensation to and expenses of employees of NYLIFE Distributors who engage in or support distribution of the
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Funds' shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

3. Each Fund will pay to NYLIFE Distributors, in addition to the distribution fee, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Class B shares for each Fund (the "Service Fee") as compensation for "service activities" (as defined below) rendered to shareholders of the Fund. Such Service Fee shall be calculated daily and paid monthly or at such other intervals as the Company's Board of Directors shall determine.

         For purposes of this Plan, "service activities" shall mean those activities for which a "service fee," as defined by the rules and policy statements of the NASD, may be paid. Overhead and other expenses related to the "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Board of Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

5. This Plan shall continue in full force and effect as to each Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

6. NYLIFE Distributors shall provide to the Board of Directors of the Company, and the Board of Directors of the Company shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

7. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Directors, or by a vote of a majority of the outstanding voting securities of the Fund on not more than 30 days' written notice to any other party to this Plan.

8. This Plan may not be amended to increase materially the amount of the compensation provided for herein with respect to a Fund unless such amendment is approved by at least a majority of the outstanding voting securities (as defined in the Act) of the Class B shares of such Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraphs 4 and 5 hereof.

9. While this Plan is in effect, the selection and nomination of the members of the Company's Board of Directors who are not interested persons (as defined in the Act) shall be committed to the discretion of the members of the Board of Directors who are not such interested persons.
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10. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

11. The Board of Directors of the Company and the shareholders of each Fund shall not be liable for any obligations of the Company or the Fund under this Plan, and NYLIFE Distributors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Company or the Fund in settlement of such right or claim, and not to such Directors or shareholders.

         IN WITNESS WHEREOF, the Company, on behalf of each Fund, and NYLIFE Distributors have executed this Plan of Distribution as of the 30th day of March, 2005.

                                       ECLIPSE FUNDS INC.

                                       By:
                                           --------------------------------
                                       Name: Marguerite E.H. Morrison
                                       Title: Secretary

                                       NYLIFE DISTRIBUTORS LLC

                                       By:
                                           --------------------------------
                                       Name: Brian Murdock
                                       Title: President
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                                   SCHEDULE A
                             (as of January 1, 2006)

                               All Cap Growth Fund

                               All Cap Value Fund

                               Income Manager Fund

                               Cash Reserves Fund

                          Conservative Allocation Fund

                               Floating Rate Fund

                             Growth Allocation Fund

                                Indexed Bond Fund

                               S&P 500 Index Fund

                           Intermediate Term Bond Fund

                            Moderate Allocation Fund

                         Moderate Growth Allocation Fund

                              Short Term Bond Fund

                           Large Cap Opportunity Fund

                               Growth Equity Fund